                                                Filed Pursuant to Rule 424(b)(2)
                                                              File No. 333-63884


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 1, 2002)

                                     [LOGO]

                                 $450,000,000

                           VERIZON NEW ENGLAND INC.

                 7% QUARTERLY INTEREST BONDS DUE 2042 (QUIBS*)

                               -----------------

      INTEREST PAYABLE ON FEBRUARY 15, MAY 15, AUGUST 15 AND NOVEMBER 15

                               -----------------

WE ARE OFFERING $450,000,000 OF OUR 7% DEBENTURES, SERIES B, DUE 2042, REFERRED TO AS QUIBS. THE QUIBS WILL MATURE ON MAY 15, 2042. WE WILL PAY INTEREST ON THE QUIBS ON FEBRUARY 15, MAY 15, AUGUST 15 AND NOVEMBER 15 OF EACH YEAR. THE FIRST INTEREST PAYMENT ON THE QUIBS WILL BE MADE ON AUGUST 15, 2002. WE MAY REDEEM THE QUIBS, IN WHOLE OR IN PART, AT ANY TIME ON OR AFTER MAY 10, 2007 AT A REDEMPTION PRICE EQUAL TO THE PRINCIPAL AMOUNT BEING REDEEMED PLUS ANY ACCRUED AND UNPAID INTEREST. THE QUIBS ARE SENIOR UNSECURED SECURITIES AND RANK WITHOUT PREFERENCE OR PRIORITY AMONG THEMSELVES AND EQUALLY WITH ALL OF OUR EXISTING AND FUTURE UNSECURED AND UNSUBORDINATED INDEBTEDNESS. THE QUIBS WILL BE ISSUED IN DENOMINATIONS OF $25 AND INTEGRAL MULTIPLES THEREOF.

                               -----------------

WE INTEND TO APPLY TO HAVE THE QUIBS LISTED ON THE NEW YORK STOCK EXCHANGE, AND WE EXPECT TRADING IN THE QUIBS ON THE NEW YORK STOCK EXCHANGE TO BEGIN WITHIN 30 DAYS AFTER THE ORIGINAL ISSUE DATE.

                               -----------------

INVESTING IN THE QUIBS INVOLVES A REINVESTMENT RISK IF WE REDEEM THE QUIBS AS DESCRIBED IN THE "RISK FACTOR" SECTION ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT.

                               -----------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                               -----------------

                         UNDERWRITING
                         DISCOUNTS AND PROCEEDS TO
         PRICE TO PUBLIC  COMMISSIONS    COMPANY
         --------------- ------------- -----------
PER QUIB    100.00%          3.15%       96.85%
TOTAL...  $450,000,000    $14,175,000  435,825,000

                               -----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UNDERWRITERS MAY PURCHASE UP TO AN ADDITIONAL $50,000,000 AGGREGATE PRINCIPAL AMOUNT OF QUIBS PURSUANT TO AN OPTION THE COMPANY HAS GRANTED TO THE UNDERWRITERS EXERCISABLE WITHIN 8 DAYS FROM THE DATE OF THIS PROSPECTUS SUPPLEMENT TO COVER OVER-ALLOTMENTS.

THE UNDERWRITERS EXPECT TO DELIVER THE QUIBS TO PURCHASERS THROUGH THE DEPOSITORY TRUST COMPANY, THE EUROCLEAR SYSTEM OR CLEARSTREAM BANKING, SOCIETE ANONYME ON OR ABOUT MAY 10, 2002.

                               -----------------

          *QUIBS IS A SERVICEMARK OF MORGAN STANLEY DEAN WITTER & CO.

                               -----------------

MORGAN STANLEY

                 MERRILL LYNCH & CO.

                                   SALOMON SMITH BARNEY

                                                                UBS WARBURG LLC

MAY 1, 2002

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

About this Prospectus Supplement S-2
Use of Proceeds................. S-2
Risk Factor..................... S-2
Description of the QUIBS........ S-2
Clearing and Settlement......... S-3
Underwriting.................... S-4

PROSPECTUS

About this Prospectus.............. 2
Where You Can Find More Information 2
The Company........................ 2
Use of Proceeds.................... 3
Ratios of Earnings to Fixed Charges 3
Description of the Debentures...... 3
Experts............................ 6
Certain Legal Matters.............. 6
Plan of Distribution............... 6

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the QUIBS and the prospectus contains information about our debentures generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of May 1, 2002. We have not authorized anyone else to provide you with different information.

USE OF PROCEEDS

We will use the net proceeds from the sale of the QUIBS to refinance a portion of our existing short-term indebtedness which was incurred to finance our construction program, to repay long-term indebtedness and for general corporate purposes. Our short-term indebtedness (including indebtedness maturing within one year) at December 31, 2001 was $750,700,000 at a weighted average interest rate of 2.1%.

RISK FACTOR

IF WE REDEEM THE QUIBS, YOU MAY NOT BE ABLE TO REINVEST THE REDEMPTION PROCEEDS AND OBTAIN AN EQUAL EFFECTIVE INTEREST RATE.

We may redeem the QUIBS at any time on or after May 10, 2007, at a redemption price which does not include a redemption premium. Prevailing interest rates at the time we redeem the QUIBS may be lower than 7%. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate of 7%.

DESCRIPTION OF THE QUIBS

PRINCIPAL AMOUNT, MATURITY AND INTEREST

We are offering $450,000,000 ($500,000,000 if the underwriters exercise in full their over-allotment option to purchase additional QUIBS) of our 7% Debentures, Series B, due 2042 which will mature on May 15, 2042, referred to as QUIBS. We will pay interest on the QUIBS on February 15 to holders of record on the preceding February 1, on May 15 to holders of record on the preceding May 1, on August 15 to holders of record on the preceding August 1 and on November 15 to holders of record on the preceding November 1. If interest or principal is payable on a Saturday, Sunday or any other day when banks are not open for business in the City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date is August 15, 2002. Interest accrues from May 10, 2002, and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

FORM

The QUIBS will only be issued in book-entry form, which means that the QUIBS will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, commonly known as DTC, or its nominee. You may hold interests in the QUIBS directly through DTC, Clearstream Banking, societe anonyme, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear, if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in those systems. See "CLEARING AND SETTLEMENT."

REDEMPTION

We have the option to redeem the QUIBS on not less than 30 nor more than 60 day's notice, in whole or from time to time in part, on or after May 10, 2007, at a redemption price equal to 100% of the principal amount of the QUIBS being redeemed plus accrued and upaid interest to the date of redemption.

If we redeem the QUIBS in part only, we will issue, in the name of the holder, upon presentation and surrender, new QUIBS for the unredeemed portion otherwise having the same terms as the holder's original QUIBS.

ADDITIONAL INFORMATION

See "DESCRIPTION OF THE DEBENTURES" in the accompanying prospectus for additional important information about the QUIBS. That information includes:

..   additional information about the terms of the QUIBS;
..   general information about the indenture and the trustee;
..   a description of certain restrictions; and
..   a description of events of default under the indenture.

CLEARING AND SETTLEMENT

THE CLEARING SYSTEMS

Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the QUIBS and cross-market transfers of the QUIBS associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries.

A description of DTC is provided in the accompanying prospectus. Clearstream and Euroclear have advised us as follows:

CLEARSTREAM

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to QUIBS held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

EUROCLEAR

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to QUIBS held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for the QUIBS will be made in same-day funds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving QUIBS in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of QUIBS received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the QUIBS settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the QUIBS by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of the QUIBS among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time.

UNDERWRITING

Under the terms and subject to the conditions contained in a purchase agreement dated May 1, 2002, we have agreed to sell to the underwriters named below, and each of the underwriters severally and not jointly has agreed to purchase from us, the following respective principal amounts of the QUIBS:

                                              PRINCIPAL
                                              AMOUNT OF
NAME                                            QUIBS
----                                         ------------
Morgan Stanley & Co. Incorporated........... $ 78,737,500
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................   78,737,500
Salomon Smith Barney Inc....................   78,737,500
UBS Warburg LLC.............................   78,737,500
ABN AMRO Incorporated.......................    6,600,000
A.G. Edwards & Sons, Inc....................    6,600,000
Bear, Stearns & Co. Inc.....................    6,600,000
CIBC World Markets Corp.....................    6,600,000
Dain Rauscher Incorporated..................    6,600,000
Deutsche Bank Securities, Inc...............    6,600,000
Fleet Securities, Inc.......................    6,600,000
Guzman & Company............................    6,600,000
H & R BLOCK Financial Advisors, Inc.........    6,600,000
HSBC Securities (USA) Inc...................    6,600,000
Legg Mason Wood Walker Incorporated.........    6,600,000
McDonald Investments Inc., a KeyCorp Company    6,600,000
Mellon Financial Markets, LLC...............    6,600,000
Prudential Securities Incorporated..........    6,600,000
Charles Schwab & Co., Inc...................    6,600,000
Muriel Siebert & Co., Inc...................    6,600,000
U.S. Bancorp Piper Jaffray Inc..............    6,600,000
Wachovia Securities, Inc....................    6,600,000
Advest Inc..................................      625,000
Robert W. Baird & Co. Incorporated..........      625,000
Banc One Capital Markets, Inc...............      625,000
BB&T Capital Markets, a Division of Scott &
 Stringfellow...............................      625,000
Blaylock & Partners, L.P....................      625,000
D.A. Davidson & Co..........................      625,000
Davenport & Company LLC.....................      625,000
Fahnestock & Co., Inc.......................      625,000
Fifth Third Securities, Inc.................      625,000
Janney Montgomery Scott LLC.................      625,000
J.J.B. Hilliard, W.L. Lyons, Inc............      625,000
Lehman Brothers Inc.........................      625,000
Loop Capital Markets........................      625,000
Mesirow Financial, Inc......................      625,000
Morgan Keegan & Company, Inc................      625,000
M.R. Beal & Co..............................      625,000
Ormes Capital Markets, Inc..................      625,000
Parker/Hunter Incorporated..................      625,000
Raymond James & Associates, Inc.............      625,000
Ryan, Beck & Co. LLC........................      625,000
Southwest Securities, Inc...................      625,000
Sun Trust Robertson Humphrey Capital Markets      625,000
Tokyo-Mitsubishi International plc..........      625,000
Utendahl Capital Partners, L.P..............      625,000
Wells Fargo/Van Kasper & Co.................      625,000
The Williams Capital Group, L.P.............      625,000
                                             ------------
   Total.................................... $450,000,000
                                             ============

The purchase agreement provides that the underwriters are obligated to purchase all of the QUIBS if any are purchased, subject to, among other things the approval of certain legal matters by their counsel and certain other conditions. The purchase agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of QUIBS may be terminated.

The underwriters initially propose to offer part of the QUIBS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $.50 per QUIB. Any underwriter may allow, and such dealers may reallow, a concession to certain other dealers not to exceed $.45 per QUIB. After the initial offering of the QUIBS, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 8 days from the date of this prospectus supplement, to purchase up to an additional $50,000,000 aggregate principal amount of QUIBS at the public offering price on the cover page of this prospectus supplement less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. If the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of additional QUIBS as the number set forth next to the underwriter's name in the preceding table bears to the total aggregate principal amount of QUIBS shown in the preceding table.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Prior to the offering, there has been no public market for the QUIBS. We intend to apply to have the QUIBS listed on the New York Stock Exchange, and we expect trading in the QUIBS on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet the requirements for listing the QUIBS, the underwriters will undertake to sell lots of 100 or more QUIBS to a minimum of 400 beneficial holders.

The QUIBS are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the

QUIBS. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the QUIBS.

In order to facilitate the offering of the QUIBS, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the QUIBS. Specifically, the underwriters may overallot the offering, creating a short position in the QUIBS for their own account. In addition, to cover short positions or to stabilize the price of the QUIBS, the underwriters may bid for, and purchase, the QUIBS in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing QUIBS in the offering, if they repurchase previously distributed QUIBS in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the QUIBS above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Some of the underwriters and their affiliates have provided, and may provide in the future, investment and commercial banking and financial advisory services to us and/or our affiliates from time to time.

PROSPECTUS

                                $1,500,000,000

                                     [LOGO]

                           VERIZON NEW ENGLAND INC.

                                  DEBENTURES

                               -----------------

   Verizon New England Inc. intends to offer at one or more times Debentures with a total offering price not to exceed $1,500,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                               -----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  May 1, 2002

TABLE OF CONTENTS

About this Prospectus.............. 2
Where You Can Find More Information 2
The Company........................ 2
Use of Proceeds.................... 3
Ratios of Earnings to Fixed Charges 3
Description of the Debentures...... 3
Experts............................ 6
Legal Matters...................... 6
Plan of Distribution............... 6

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf " registration process. Under this shelf process, we may, from time to time, sell the Debentures described in this prospectus in one or more offerings with a total offering price not to exceed $1,500,000,000. This prospectus provides you with a general description of the Debentures. Each time we sell Debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the
Debentures:

..   Annual Report on Form 10-K for the year ended December 31, 2001.

You may request a copy of this filing at no cost, by writing or calling us at the following address:

   Executive Director--Domestic Telecom Consolidations and Reporting Verizon Communications Inc.
   47th Floor
   1717 Arch Street
   Philadelphia, Pennsylvania 19103
   (215) 963-6360

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

THE COMPANY

We are an indirect wholly-owned subsidiary of Verizon Communications Inc. We provide communications services in Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.

Our principal line of business is providing communications services ranging from local telephone service for the home and office to highly complex voice and data services. We provide local telephone service within our franchise area and intraLATA (Local Access Transport Area) toll service between our facilities. We also provide intraLATA toll service between our facilities and the facilities of other telephone companies within our LATAs. We provide network facilities through which long distance companies offer interLATA service to other points in and out of the states in which we operate. We charge these long distance companies access fees for using our network. Business and residential customers also pay us charges to connect to our local network and to obtain long distance service. We also earn revenue by providing billing, collection, operator and other services to long distance companies.

Our principal executive offices are located at 185 Franklin Street, Boston, Massachusetts 02110, telephone (617) 743-9800.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures to repay or refinance existing indebtedness and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are as follows:

YEARS ENDED DECEMBER 31,
------------------------
2001 2000 1999 1998 1997
---- ---- ---- ---- ----
3.91 5.44 6.74 6.23 5.87

For these ratios "earnings" have been calculated by adding the equity in loss of affiliates, dividends received from equity affiliates, interest expense, the estimated interest portion of rentals and amortization of capitalized interest to income before provision for income taxes, extraordinary items and cumulative effect of change in accounting principle and by deducting therefrom the equity in income of affiliates, and "fixed charges" include interest expense, the estimated interest portion of rentals and capitalized interest.

DESCRIPTION OF THE DEBENTURES

GENERAL

We will issue the Debentures under an Indenture between us and the Trustee, JP Morgan Chase Bank, formerly known as The Chase Manhattan Bank, dated as of June 15, 2001. We have summarized material provisions of the Indenture below. This summary does not describe all of the exceptions and qualifications contained in the Indenture or the Debentures. In the summary below, we have included references to article and section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

The Debentures will be unsecured and will rank equally with all our senior unsecured debt. The Indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to its terms.

A supplement to the Indenture, Board Resolution or Officers' Certificate will designate the specific terms relating to any new series of Debentures. (ARTICLE
TWO) These terms will be described in a prospectus supplement and will include the following:

..   title of the series;
..   total principal amount of the series;
..   maturity date or dates;
..   interest rate and interest payment dates;
..   any redemption dates, prices, obligations and restrictions; and
..   any other terms of the series.

FORM AND EXCHANGE

The Debentures will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars. We will normally issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the Debentures in certificated form registered in the name of the Debenture holder. Under these circumstances, holders may receive certificates representing the Debentures. Debentures in certificated form will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE TWO)

BOOK-ENTRY ONLY PROCEDURES

The following discussion pertains to Debentures that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the Debentures. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee, or us.

Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:
..   DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or
..   we instruct the Trustee that the global security is now exchangeable.

REDEMPTION PROVISIONS, SINKING FUND AND DEFEASANCE

We may redeem some or all of the Debentures at our option subject to the conditions stated in the prospectus supplement relating to that series of Debentures. (ARTICLE THREE) If a series of Debentures is subject to a sinking fund, the prospectus supplement will describe those terms.

The Indenture permits us to discharge or "defease" certain of our obligations on any series of Debentures at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of Debentures. (SECTION 11.02)

RESTRICTIONS

The Debentures will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the Indenture requires us to secure the Debentures

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equally with the other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

..   purchase money mortgages, conditional sales agreements or pre-existing mortgages on property acquired after June 15, 2001;

..   certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

..   mechanics' and similar liens created in the ordinary course of business; or

..   debt that we are required to assume in connection with the merger or consolidation with or into us of certain of our affiliates. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the Debentures. (SECTION 2.01) However, the issuance of most of our debt securities, including the Debentures, does require state regulatory approval, which may or may not be granted. It is unlikely that we or our management would initiate or support a leveraged buyout, because all of our common stock is owned indirectly by Verizon Communications Inc., which has no current intention of selling its ownership in us.

CHANGES TO THE INDENTURE

The Indenture may be changed with the consent of holders owning more than 50% in principal amount of the outstanding Debentures of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the Indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of Debentures, without the consent of any holder of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

CONSOLIDATION, MERGER OR SALE

We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

..   we are the continuing corporation; or

..   the successor corporation expressly assumes:

    -- payment of principal,interest and any premium on the Debentures; and

    -- performance and observance of all covenants and conditions in the
       Indenture.
                                    (SECTIONS 10.01 and 10.02)

EVENTS OF DEFAULT

"Event of Default" means, with respect to any series of Debentures, any of the following:

..   failure to pay interest on that series of Debentures for 30 business days after payment is due;

..   failure to pay principal or any premium on that series of Debentures when due;

..   failure to perform any other covenant relating to that series of Debentures for 90 days after we are given written notice; or

..   certain events in bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of Debentures does not necessarily impact any other series of Debentures issued under the Indenture. (SECTION 6.01)

If an Event of Default for any series of Debentures occurs and continues, the Trustee or the holders of at least 25% of the principal amount of the Debentures of the series may declare the entire principal of all the Debentures of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the Debentures of that series can rescind the declaration if we have deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

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The holders of more than 50% of the principal amount of any series of the
Debentures may, on behalf of the holders of all the Debentures of that series, control any proceedings resulting from an Event of Default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the Trustee stating whether we are in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

CONCERNING THE TRUSTEE

Within 90 days after a default occurs, the Trustee must notify the holders of the Debentures of the series of all defaults known to the Trustee if we have not remedied them (default is defined for this purpose to include the Events of Default specified above absent any grace periods or notice). The Trustee may withhold notice to the holders of such Debentures of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.07)

Prior to an Event of Default, the Trustee is required to perform only the specific duties stated in the Indenture and, after an Event of Default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) The Trustee is not required to take any action permitted by the Indenture at the request of any holders of the Debentures, unless those holders protect the Trustee against costs, expenses and liabilities. (SECTION 7.02) The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01)

JPMorgan Chase Bank and its affiliates have commercial banking relationships with and serve as trustee under indentures relating to debt securities issued by Verizon Communications Inc., our indirect parent, and some of its affiliates.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements and financial statement schedule, as of and for the year ended December 31, 2001, included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report. Our financial statements are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

The 1999 financial statements incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

Our General Counsel issued an opinion about the validity of the Debentures for us. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents affiliates of Verizon Communications Inc. in connection with matters unrelated to the offering of Debentures.

PLAN OF DISTRIBUTION

We may sell any series of Debentures:

..  through underwriters or dealers;

..  through agents; or

..  directly to one or more purchasers.

The prospectus supplement will include:

..  the initial public offering price;

..  the names of any underwriters, dealers or agents;

..  the purchase price of the Debentures;

..  our proceeds from the sale of the Debentures;

.. any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

..  any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the Debentures for their own account. The underwriters

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may then resell the Debentures in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the Debentures in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of Debentures offered, the non-defaulting underwriters must purchase the Debentures agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the Debentures, we may, at our option, sell less than all the Debentures offered.

Underwriters and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debentures may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

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